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                                                                     EXHIBIT 5.1


                                                FOR FURTHER INFORMATION CONTACT:

                                 Timothy M. Leonard
                                 Vice President and Chief Financial Officer
FOR IMMEDIATE RELEASE            DBT Online, Inc.
                                 (800) 279-7710


                 DBT ONLINE NAMES LIEPPE NEW PRESIDENT AND CEO

         August 20, 1997. DBT Online, Inc. (Nasdaq DBTO) announced today that Charles A. "Chuck" Lieppe was named President and Chief Executive Officer of the Company. Lieppe, 53, succeeds Hank Asher, the founder and largest shareholder of DBT. "It is with great delight and enthusiasm that I can announce that Chuck Lieppe has agreed to take the position of President and CEO of DBT," said Hank Asher. "As the founder of DBT, I will continue to work on product design, technology and other business matters."

         Lieppe comes to DBT from Nabisco International, the overseas marketing and manufacturing arm of Nabisco, Inc., where he was President and CEO from April 1996. He was President and Chief Executive Officer of Berol Corp., an international consumer-products company, from 1991. He also spent 21 years with Procter & Gamble, where he held a number of posts, including vice president and general manager of the edible-oils division.

         "Chuck Lieppe is a renowned inspirational leader," said Frank Borman, Chairman of DBT. "We are looking to him to lead DBT's future growth. Hank Asher's contribution in founding and creating this enterprise has been extraordinary. It has always been Hank's desire to pursue his first love, creating and designing technology and product," added Borman.

         DBT Online, Inc. operates its business through Database Technologies, Inc. and Patlex Corporation. Database Technologies is an on-line provider of integrated database services and related reports primarily to law enforcement and other governmental agencies, law firms, insurance companies and licensed investigation companies. Patlex is engaged in the exploitation and enforcement of two laser patents.